                    Manville Personal Injury Settlement Trust
                           143 Bedford Road, Suite 200
                             Katonah, New York 10536

                                                               December 19, 2000

Johns Manville Corporation
717 17th Street
Denver, Colorado 80217-5108

Ladies and Gentlemen:

         Reference is made to the Stockholder Agreement, dated as of the date hereof (the "Stockholder Agreement"), among Berkshire Hathaway Inc., a
Delaware corporation ("Parent"), J Acquisition Corporation, a Delaware
corporation ("Acquisition Subsidiary"), and Manville Personal Injury
Settlement Trust, a New York trust (the "Stockholder"), and the Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), among Johns Manville Corporation, a Delaware corporation (the "Company"),
Parent and Acquisition Subsidiary.

         Pursuant to the Stockholder Agreement, the Stockholder has agreed, under the conditions described therein, to tender all of the Shares and any
Additional Shares (as each term is defined in the Stockholder Agreement), other than any Shares which have been purchased by the Company in the Company Stock
Buyback (as defined in the Stockholder Agreement), into the Offer (as defined in the Merger Agreement), and, if applicable, to vote such Shares in favor of the adoption of the Merger Agreement and, under certain circumstances, to sell the
Subject Shares (as defined in the Stockholder Agreement) pursuant to Section 23 of the Stockholder Agreement if not tendered in the Offer. However, the
Stockholder is not a party to the Merger Agreement.

         In consideration of the agreements of the Stockholder set forth herein, the Company hereby agrees that:

1.       it shall not, at any time prior to the purchase of the Shares and any
         Additional Shares pursuant to the Offer or the Stockholder Agreement, without the prior written consent of the Stockholder, take any of the actions specified in Section 9.2 of the Merger Agreement (provided, however, that the consent of the Stockholder shall not be unreasonably withheld);

2.       it shall not consent to the waiver of any of the conditions set forth in Annex A to the Merger Agreement without the prior written consent of the Stockholder; and

3.       it hereby waives any rights to which it may be entitled pursuant to
         Section 3.03 of the Second Amended and Restated Supplemental Agreement,
         dated as of April 5, 1996, between the Stockholder and the Company in connection with the transactions contemplated by the Merger Agreement and the Stockholder Agreement.

         In consideration of the agreements of the Company set forth herein, the
Stockholder hereby agrees that:

1.       in the event that the Merger Agreement is terminated pursuant to
         Section 8.1(c)(iv) thereof as a result of the Stockholder Agreement having been terminated pursuant to Section 5(b)(iii) or 5(c)(ii)
         thereof, it shall promptly (and in any event within two business days after payment thereof by the Company) pay to the Company an amount equal to the Termination Fee (as defined in the Merger Agreement) paid by the Company to Parent; provided, that the Stockholder shall be entitled to a refund thereof from the Company, if prior to the first anniversary of the termination of the Merger Agreement (within two business days after the occurrence of the event set forth in clause (A)
         or (B)), (A) the Superior Stockholder Proposal (as defined in the
         Stockholder Agreement) was available to all of the holders of shares of
         Company Common Stock (as defined in the Merger Agreement) on terms which are the same as or more favorable to such holders than those available to the Stockholder, and 90% or more of the outstanding shares of Company Common Stock are acquired on such terms or (B) the Company shall have entered into an agreement to consummate or consummated an
         Acquisition Proposal having a per share value to the holders of shares of Company Common Stock greater than the Merger Consideration (as defined in the Merger Agreement);

2.       in the event that the Merger Agreement is terminated pursuant to
         Section 8.1(c)(iv) thereof as a result of the Stockholder Agreement having been terminated pursuant to Section 5(b)(ii) or 5(c)(i) thereof and at the time of such termination a bona fide Acquisition Proposal
         (other than the transactions contemplated by the Merger Agreement) was pending, it shall promptly (and in any event within two business days after payment therefor by the Company or its designee), pay to the
         Company an amount equal to the expenses paid by the Company to Parent pursuant to Section 9.1(d) of the Merger Agreement (the "Expenses");
         provided that the Stockholder shall be entitled to a refund thereof from the Company if prior to the first anniversary of the termination of the Merger Agreement (within two business days after the occurrence of the event set forth in clause (A), (B) or (C)), (A) an Acquisition
         Proposal was available to all of the holders of outstanding shares of
         Company Common Stock (other than the Stockholder) on terms which are the same as or more favorable to such holders than those available to the Stockholder, and 90% or more of the

         outstanding shares of Company Common Stock are acquired on such terms,
         (B) the Company shall have entered into an agreement to consummate an
         Acquisition Proposal which contains terms that treat the holders of outstanding shares of Company Common Stock (other than the Stockholder)
         the same as or more favorably than the Stockholder or (C) the Company shall have consummated an Acquisition Proposal. In addition, the
         Stockholder shall pay to the Company an amount equal to the Termination
         Fee paid by the Company to Parent if the Stockholder is required under this paragraph 2 to pay the Company an amount equal to the Expenses and the Stockholder is not entitled to a refund of the Expenses; and

3.       it shall not sell any of the Shares or any Additional Shares to Parent,
         Acquisition Subsidiary or their affiliates pursuant to the Stockholder
         Agreement or otherwise (other than in the Offer) unless (i) Acquisition
         Subsidiary shall have purchased all shares of Company Common Stock validly tendered in the Offer and not withdrawn and (ii) the price per share paid to the Stockholder for the Shares is not greater than the price per share paid in the Offer to all tendering holders of shares of
         Company Common Stock.

         This letter agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

         This letter agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except upon the execution and delivery of a written agreement executed by each of the parties hereto.

         If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto.

         Each of the Company and the Stockholder agrees that the other party would be irreparably damaged if for any reason the Company or the Stockholder, as the case may be, failed to perform its obligations under this Agreement and that such other party would not have an adequate remedy at law for money damages in such event. Accordingly, the Company and the Stockholder each agrees that the other party shall, to the maximum extent permitted, be entitled to specific performance and injunctive and other relief to enforce the performance of the matters set forth herein. The failure of any party hereto to exercise any right, power or remedy provided under this letter agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

         This letter agreement is not intended to be for the benefit of, and shall not be enforceable by, any person who or which is not a party hereto.

         The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Letter Agreement and any document executed in connection herewith.

         Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the Southern District of the State of New York or any New York state court in the event any dispute arises, out of this letter agreement or any of the transactions contemplated by this letter agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that such forum is not an inconvenient forum; provided, that in each case no party shall contest the jurisdiction of any court asserting jurisdiction in any matter relating to this letter agreement.

         This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered to constitute one and the same agreement.

                            [signature page follows]

                                           Very truly yours,

                                           MANVILLE PERSONAL INJURY
                                           SETTLEMENT TRUST

                                           By:  /s/ Robert A. Falise
                                                Name:
                                                Title:

Accepted and Agreed to:

JOHNS MANVILLE CORPORATION

By:      /s/ Dion Persson
         Name:
         Title: